Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of February 26, 2008 (the “Effective Date”), by and among Peerless Systems Corporation (“Peerless”), T1 Delaware Corporation, a Delaware corporation and wholly owned subsidiary of Peerless (the “Company”), and Andrew Lombard (“Executive”).
     WHEREAS, the Company desires to employ Executive, and Executive is willing to be employed by the Company, in each case on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Peerless, the Company and Executive agree as follows:
1. TERM
     The term of this Agreement shall commence on the Effective Date, and shall continue as long as the Executive is employed by the Company.
2. POSITION
     As of the Effective Date, Executive shall be employed by the Company as its President. Executive shall report directly to the Chief Executive Officer of the Company, and at any time there is no Chief Executive Officer, to the Board of Directors of the Company (the “Board”).
3. COMPENSATION
     3.1 Base Compensation.
(a)	Executive shall be paid a salary at the annual rate of $225,000 (the “Base Compensation”) during the Term, in accordance with the Company’s normal payroll practices. The Base Compensation shall be subject to a potential increase of $25,000 at the end of each fiscal quarter during the fiscal year ending January 31, 2009, based on the achievement of the Performance Milestones set forth on Exhibit B hereto and otherwise subject to the terms and conditions listed therein (the “Performance Milestones”).

(b)	The determination as to achievement of Performance Milestones and any increase in the base salary at the conclusion of each quarter shall be made solely and in good faith by the Chief Executive Officer of the Company, and at any time there is no Chief Executive Officer, by the Board of Directors of the Company (the “Board”). Any such determination further requires the formal approval of the Compensation Committee and Board of Directors of Peerless. The Executive shall be notified of the determination in writing within thirty (30) business days subsequent to the last day of the previous fiscal quarter.

     3.2 Incentive Compensation.
(a) In addition to the Base Compensation set forth in Section 3.1 above, Executive shall be eligible for bonus compensation of up to $25,000 per quarter during the fiscal year ending January 31, 2009 based on the achievement of the Performance Milestones.
(b) At the end of any fiscal year of employment ending thirty (30) days subsequent to the last day of that fiscal year the Company shall set new Performance Milestones and bonus amounts for the subsequent fiscal year after consultation with the Executive. The final determination of the new Performance Milestones, bonus amounts, qualification criteria, and payment terms shall be at the sole and good faith discretion of the Chief Executive Officer of the Company, and at any time there is no Chief Executive Officer, by the Board of Directors of the Company (the “Board”). Any such determination further requires the formal approval of the Compensation Committee and Board of Directors of Peerless. The Executive shall be notified of the determination in writing within sixty (60) business days subsequent to the last day of the previous fiscal year.
(c) Any quarterly bonus payable during the first year of this Agreement hereunder shall be paid as herein defined during the first year of the Agreement after determination by the Chief Executive Officer of the Company, and at any time there is no Chief Executive Officer, by the Board of Directors of the Company (the “Board”) that the Performance Milestones were achieved and that a bonus is payable. Any such determination further requires the formal approval of the Compensation Committee and Board of Directors of Peerless. The Executive shall be notified of the determination in writing within thirty (30) business days subsequent to the last day of the previous fiscal quarter.
(d) Any bonus payable during subsequent years shall be paid after determination by the Chief Executive Officer of the Company, and at any time there is no Chief Executive Officer, by the Board of Directors of the Company (the “Board”) that the assigned Performance Milestones were achieved and that a bonus is payable. Any such determination further requires the formal approval of the Compensation Committee and Board of Directors of Peerless. The Executive shall be notified of the determination in writing within thirty (30) business days subsequent to the last day of the specific bonus period.
     3.3 Equity.
     (a) The Compensation Committee of the Board of Directors of Peerless has granted Executive Incentive Stock Options to purchase 200,000 shares of common stock of Peerless under the terms and conditions set forth in that certain Stock Option Agreement executed by Peerless and Executive on January 10, 2008, which shares are registered on a Form S-8 Registration Statement filed with the Securities and Exchange Commission on November 2, 2005. The Stock Option Agreement is incorporated herein by reference.

     (b) Concurrently with the execution of this Agreement, Executive shall have the right to purchase at Fair Market Value (FMV) restricted shares of common stock of the Company equal to 8% of the total outstanding shares of capital stock of the Company on the date hereof, under the terms and conditions set forth in that certain Restricted Stock and Repurchase Agreement executed by the Company and Executive concurrently with this Agreement. Fair Market Value (FMV) shall be determined and approved by the Compensation Committee and Board of Directors of Peerless. The Executive shall be notified of the FMV, in writing, within ten (10) business days subsequent to the first Board Meeting following the effective date of this Agreement. Executive shall have the subsequent thirty (30) days from this written notice to present his check to the Company for the purchase of the stock.
The Restricted Stock Purchase Agreement dated February 26, 2008 is incorporated herein by reference.
     3.4 Benefits. Executive shall be entitled to participate in any 401(k) and other employee plans and benefits of Peerless, including without limitation, medical, dental, vision, disability and life insurance plans, in accordance with the terms of such plans or policies as they may be in effect from time to time, on the same basis as other executive-level employees of Peerless. Additionally, Peerless shall obtain and maintain one or more life insurance policies of the type of policy as decided by the Company and Peerless on the life of the Executive with an aggregate death benefit of $225,000, with beneficiaries as designated by the Executive. Executive shall submit to any application process, including medical testing, requested by Peerless or any applicable insurance provider. Should Executive not qualify for any such policies by reason of any medical condition then the Company and Peerless shall have no further obligation to provide such insurance to the Executive.
     3.5 Method of Payment. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Company and/or its respective parents, subsidiaries and affiliates. Peerless shall be jointly and severally liable hereunder for payment of Executive’s compensation, (including, but not limited to, bonuses and severance) as and when due.
     3.6 Vacation. In addition to national and state designated holidays observed by the Company, Executive shall be entitled to four (4) weeks vacation per calendar year, with full pay to Executive, which shall accrue ratably during each calendar year of employment. Executive’s vacation shall be taken and expire in accordance with and shall be subject to the terms of the plans and policies in effect generally as to other senior executives of the Company.
     3.7 Business Expenses. Executive shall be entitled to reimbursement of reasonable business expenses in accordance with Company policies, as they may be in effect from time to time. The submission of such business expenses to the CEO or the Board is expected within two (2) working weeks of incurrence.

4. DUTIES
     4.1 Executive Roles.
Executive shall perform all services appropriate to and consistent with his position as President and any other appropriate services, such as Corporate Business Development activities for Peerless, as may be assigned by the Chief Executive Officer of the Company from time to time, and in the absence of a Chief Executive Officer, by the Board of Directors of the company and/or Peerless. Executive, in such capacities, shall faithfully perform for the Company the duties of said office. Executive shall devote 100% (except as provided below) of his time and effort during the normal work week to the performance of his duties hereunder, and shall perform his duties with the good faith and integrity and shall promote the interests of the Company at all times.
     4.2 Other Activity.
(a) During Executive’s employment, the Executive may continue current investment and/or business and/or charitable activities provided they do not require in-person engagement without the Chief Executive Officer’s prior consent, whether or not for pecuniary advantage, and so long as such other activities (A) do not interfere with the business of the Company or any Related Entity (B) do not materially interfere with the performance of his duties to the Company, (C) are not competitive with the Company or any Related Entity and (D) do not create a conflict of interest with the Company or any Related Entity. “Related Entity” means Peerless and all entities that are controlled affiliates of Peerless.
However, in the event that Executive should have any infrequent, unscheduled or informal meeting related to non-Company business at the Company location, such in-person engagement shall not be a breach of this Section or require the Chief Executive Officer’s prior consent.
(b) The Company acknowledges and agrees that Executive does have these additional interests to which he will continue to devote time and effort. The parties agree that those interests, if conducted in accordance with the provisions of Section 4.2(a), do not interfere or conflict with Executive’s duties hereunder and include providing services, including the provision of advisory, and consulting services (in each case, as an independent contractor) and participation at the board of directors level with companies engaged in internet, communications media, telecommunications, medical services and sports sales and marketing of instructional and self help guides and videos, to which he may continue to devote time and effort. Executive may make, from time to time, personal phone calls and personal e-mails during the normal work week provided it does not conflict (A), (B), (C), and/or (D) above.
(c) Exhibit C is the list of Executive’s current investment and/or business and/or charitable activities. No further activities shall be agreed to or incurred by Executive without the prior written consent of the Chief Executive of the Company.
     4.3 Representations. Executive represents and warrants that his execution of this Agreement, and the performance of his duties under this Agreement do not violate any obligations the Executive may have to any other person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

5. TERMINATION
     5.1 Due to Death. Executive’s employment shall terminate as of the date of his death.
     5.2 Due to Disability. The Company may terminate Executive’s employment if he experiences a Disability, as defined below, upon thirty (30) days’ written notice to Executive. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue to perform the essential functions of his job with or without accommodation hereunder for three (3) consecutive calendar months or for shorter periods aggregating sixty (60) business days in any twelve month period, or, if this provision is inconsistent with any applicable law, to the extent not prohibited by law.
     5.3 By the Company Without “Cause”. The Company may terminate Executive’s employment without “Cause”, “Cause” as defined in Section 5.5 below, at any time upon thirty (30) days’ written notice to Executive.
     5.4 By Executive Without “Good Reason”. Executive may terminate his employment hereunder without Good Reason, as defined in Section 5.6 below, at any time upon thirty (30) days’ written notice to the Company.
     5.5 By The Company For “Cause”. The Company may terminate Executive’s Executive’s employment for “Cause”. Not less than thirty (30) days prior to the date of termination, Executive shall be notified in writing of the Company’s intention to terminate, the grounds for doing so and the date of the termination. The notice shall specify a date within thirty (30) days of the notice on which Executive shall have an opportunity to address the Board as to the grounds for termination. The Company may relieve Executive of his duties between the date of the notice and the proposed date of termination provided Executive’s compensation and benefits remain in force during that time, and such action shall not constitute “Good Reason” for Executive to terminate under Section 5.6. For purposes of this Agreement, “Cause” shall mean the Board’s reasonable determination that one or more of the following conditions exist:
(a) Executive has been convicted of or pled guilty or nolo contendere to any felony or one or more acts of theft, embezzlement, or misappropriation against the Company or any Related Entity;
(b) Executive has materially breached his obligations under this Agreement, including without limitation those of Sections 4, 6 and 7, which breach, if curable, has not been cured within thirty (30) days following receipt of written notice by the Company to Executive of such breach by Executive; or
(c) If Executive fails, in the sole and good faith discretion of the Chief Executive Officer, to achieve one or more of the assigned Performance Milestones in each of two consecutive quarters, by the applicable Deadlines as set forth in Exhibit B.

     5.6 By Executive For “Good Reason.”
     Executive may terminate his employment for good reason upon at least thirty (30) days prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean:
     (a) the Company’s material breach of the salary and benefit obligations hereunder, and either such breach is incurable or, if curable, has not been cured within fifteen (15) days following receipt of written notice by Executive to the Company of such breach by the Company,
     (b) the Company requests a relocation of Executive’s primary place of business more than fifty miles,
     (c) the assignment to Executive of any substantial and material duties inconsistent with his status or position with the Company, or any unreasonable action by the Company that results in a substantial diminution in such Executive’s status or position, or
     (d) a reduction of Executive’s Base Compensation unless all senior executives of the Company and Peerless are reduced an equivalent percentage amount.
     5.7 Severance Payment.
     (a) The “Effective Date of Termination” shall be the date of Executive’s Death for a termination under Section 5.1, and the date specified in the written notice of termination for a termination under Sections 5.2, 5.3, 5.4, 5.5 or 5.6.
     (b) In the event Executive’s employment terminates pursuant to Sections 5.4 (Without Good Reason) or 5.5 (For Cause), Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, and Executive shall continue to receive Executive’s Base Compensation and benefits as otherwise provided under this Agreement through the Effective Date of Termination. In the event Executive’s employment terminates pursuant to Sections 5.1 (Death), 5.2 (Disability), 5.4 (Without Good Reason) or 5.5 (For Cause), after the Effective Date of Termination, Executive shall have no further right to receive compensation, benefits, continuation of vesting of options, vesting removal of repurchase provisions of the Restricted Stock and Repurchase Agreement, or any other consideration from the Company, and Executive shall not be entitled to any severance payments or benefits as to the Company’s welfare benefit plans.
     (c) In the event that Executive’s employment is terminated pursuant to Section 5.3 (Without Cause) or Section 5.6 (For Good Reason), in addition to other compensation payable to Executive for services rendered through the Effective Date of Termination, the Company shall pay Executive, in regular payroll installments in accordance with the Company’s normal payroll practices, the amount of six (6) months of Executive’s Base Compensation and payment of contributions required to maintain continued health coverage under COBRA for a period of twelve (12) months from the Effective Date of Termination (the “Severance Amount”);

provided, however, in the event that such termination occurs following a “Change in Control” and constitutes a “Covered Termination” (as such terms are defined in that certain Change in Control Severance Agreement executed by Peerless and Executive concurrently with this Agreement and incorporated herein by reference), then Executive shall be entitled to receive (in lieu of the Severance Amount and benefits provided herein) the severance payment and benefits provided in such Change in Control Severance Agreement pursuant to the terms and conditions set forth therein.
     (d) Notwithstanding anything in this Agreement to the contrary, (i) the Company shall have no obligation to pay the Severance Amount unless on or after the date of “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (“Separation from Service”), Executive executes and delivers to the Company a full general release of claims (excluding claims for amounts payable under this Agreement), as attached hereto as Exhibit A (the “General Release”), against the Company and the Related Entities and their respective officers, directors, employees and agents dated as of the Effective Date of Termination, (ii) Upon receipt of the General Release, the Company shall pay the Severance Amount and provide any benefits as herein agreed beginning on the tenth (10th) business day following the effective date of the General Release , and (iii) the Severance Amount and all other obligations of the Company and Peerless shall be extinguished if such General Release is not executed and delivered to the Company within seven (7) business days of the Effective Date of Termination.
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     5.8 Compliance With Internal Revenue Code Section 409A.
(a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued there under. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”
(b) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s Separation from Service, with respect to the Company and its affiliates, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates, such benefit shall be paid (without interest) upon the first day of the seventh month after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death).
     5.9 No Duty to Mitigate. Executive shall be entitled to the full severance benefits provided under this Section 5, without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the severance benefits provided to Executive shall not be reduced by any amounts earned by Executive from any other source.
     5.10 Acknowledgment. The parties acknowledge and agree that Executive’s employment may be terminated at any time for any reason, and with or without Cause or notice. In the event of any such termination, Executive shall not be entitled to any payments, benefits, damages, award, injunction or compensation other than as expressly provided in this Agreement.
6. CONFIDENTIALITY
     During the Executives prior association with Peerless and during Executive’s employment, Executive has had and will have access to and become acquainted with various information relating to the business operations of the Company and the Related Entities, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Executive further agrees that to the extent such information was not previously known by him and as of the Effective Date, is not generally known to or available to the public and/or the industry, and gives the Company and/or any Related Entity a material advantage over competitors who do not know of or use such information, such information and documents constitute “Confidential Information.” Executive further agrees that any documents relating to the business of the Company or any Related Entity, whether they are prepared by Executive or come into Executive’s possession in any other way, are owned by the Company or any Related Entity, shall remain the exclusive property of the Company or such Related Entity, and must be returned to the Company or such Related Entity upon termination of employment. Executive shall not use any Confidential Information, directly or indirectly, for Executive’s own benefit, or the benefit of any person or entity other than the Company and the Related Entities, nor shall Executive disclose Confidential Information to any person or entity other than the Company, the Related Entities, and their respective employees and agents, during Executive’s employment or at any time thereafter, except as may be appropriate for Executive to perform his duties as an employee, officer and/or director, directly or indirectly, of the Company or such Related Entity.
7. NON-SOLICITATION
          (a) During the Executive’s employment, and for a period of twelve (12) months following the date Executive’s employment hereunder is terminated (collectively, the “Covenant Period”), Executive shall not, directly or indirectly, (i) solicit or assist any other person or entity to solicit any business (other than business that is not substantially similar to the Business) from any person or entity who is at the time a customer of the Company or any Related Entity or any person or entity that was a customer of the Company or any Related Entity within six (6) months of the date thereof; or (ii) take any action that would reasonably be expected to have the effect of discouraging any person or entity who is at the time a lessor, licensor, customer, supplier, licensee, or other business associate of the Company or any Related Entity or any person or entity who had such a relationship with the Company or any Related Entity within twelve (12) months of the date thereof, from entering into or maintaining, or causing it to terminate or cease, its relationship with the Company or any Related Entity. This Section 7(a) shall not apply and therefore shall not restrict Executive from soliciting or assisting any other person or entity to solicit any persons or entities known to Executive or with whom Executive had business or personal relationships as of the Effective Date except 7(a) shall apply to all such persons and entities with whom Executive has been associated during his consulting and employment relationships with the Company and Peerless.
          (b) Executive agrees that during the Covenant Period, Executive shall not, directly or indirectly, solicit or encourage any employee of the Company to leave or reduce his or her employment with the Company.
8. ARBITRATION AGREEMENT
     8.1 Claims Subject to Arbitration. Any controversy, dispute or claim between Executive and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party.
     The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration.
     The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.
     8.2 Selection of Arbitrator. The Executive and the Company will select a single neutral arbitrator by mutual agreement. If the Executive and the Company are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”) or the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.
     Further the parties may agree to each select one (1) arbitrator with the two (2) selected arbitrators then selecting a third (3rd) arbitrator by mutual agreement.
     All references to “Arbitrator” in all 8.0 subparagraphs shall be deemed to be either singular of plural.
     8.3 Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.
     8.4 Location of Arbitration. Arbitration proceedings will be held in Los Angeles County, California.
     8.5 Choice of Law. The arbitrator shall apply applicable California and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.
     8.6 Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.
     8.7 Written Opinion and Award. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

     8.8 Appeals. The final award may be appealed to another arbitrator who will be chosen by the parties in the same manner as the original arbitrator. All the rules governing judicial appeals of judgments from the Federal District Court for the State of California, the Ninth Circuit Court of Appeals shall apply to any appeal of this award, including but not limited to the time frames, deadlines and the standards of review.
     8.9 Costs of Arbitration. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.
     8.10 Waiver of Right to Jury. Both the Company and Executive understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 8.
9. GENERAL PROVISIONS
     9.1 Assignment; Binding Effect. Executive may not assign, delegate or otherwise transfer this Agreement or any his rights or obligations hereunder without the prior written consent of the Company and Peerless. Any attempted prohibited assignment or delegation shall be void. This Agreement will be binding upon the successors and assigns of Peerless and the Company, including any entity that acquires all or substantially all of the assets or business of Peerless or the Company.
     9.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Peerless or the Company:	Peerless Systems Corporation
2381 Rosecrans Avenue
Manhattan Beach, CA 90245
Attention: Chief Executive Officer
Facsimile: (310) 536-9460

If to Executive:	Andrew Lombard
9369 North 128th Way
Scottsdale, AZ 85259
Fax: 480-776-2800
     Either party may change its address for the purpose of this Section 9.2 by giving the other party written notice of its new address in the manner set forth above.

     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements; provided, however, that this Agreement shall supplement, not supersede, any prior agreements concerning the Confidential Information or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements shall be resolved so that the provision providing greater rights to the Company shall prevail.
     9.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.
     9.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court or arbitrator of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.
     9.6 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.
     9.7 Return of Property. Upon termination of Executive’s employment, without prior notice and within seven (7) business days of effective termination, Executive shall return to the Company any and all Company property, materials, or equipment in his or her possession, including, without limitation, Company property described in Section 6. Should Executive not comply with this duty of return of Company property Executive agrees that the Company or Peerless may offset any compensation due Executive by the FMV, as determined by the Company or Peerless, of the property not returned.
     9.8 Cooperation. During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with Peerless, the Company and their respective agents, accountants and attorneys concerning any matter with which Executive was involved during his employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by Peerless, the Company and their respective agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, Peerless and/or the Company shall reimburse Executive for any out of pocket expenses incurred in and any wages lost by Executive for time spent performing his obligations hereunder.

     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
     9.10 Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.
     9.11 Survival. Sections 6, 7, 8, and 9.5, 9.7 and 9.8 shall survive the termination of this Agreement. If Executive’s becomes entitled to the Severance Payment, Vesting and severance benefits under Sections 5.7 and 5.9 in connection with the termination of this Agreement, the Company’s obligation to make such payments and provide such benefits shall survive the termination of this Agreement. Any violations by Executive of his obligations under Sections 6 and 7 will be cause for termination in the entirety of any remaining obligations of the Company and Peerless.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

PEERLESS: Peerless Systems Corporation, a Delaware corporation

By: Richard L. Roll
Its: Chief Executive Officer

THE COMPANY: T1 Delaware Corporation, a Delaware corporation

By: Richard L. Roll
Its: Chief Executive Officer

EXECUTIVE:

Andrew Lombard